Exhibit 99.1

News Release

MasterCard and the U.S. Department of Justice

Reach Agreement on Consent Decree

State Attorneys General Join in DOJ Consent Decree and Close Their Investigations

Purchase, NY, October 4, 2010 – MasterCard Incorporated (NYSE: MA) today announced that MasterCard has entered into a Consent Decree with the Department of Justice (DOJ). The terms of the settlement are consistent with the Company’s long standing business practices and will require MasterCard only to modify its rules to more specifically conform to its business practices. The resolution follows a two-year investigation involving an extensive review of MasterCard’s acceptance rules and practices.

“MasterCard’s practices are both lawful and pro-competitive and we view this settlement as a great result. We are very pleased that after a comprehensive and lengthy investigation and intensive lobbying efforts by lawyers representing retailers in a pending lawsuit, this matter has been resolved without our having to substantially change our business practices.” said Noah J. Hanft, MasterCard’s General Counsel.

“The Consent Decree with the DOJ calls for modification of a rule to confirm that merchants may offer a discount for cash and all forms of payment, including competing brands, which is precisely what we already permit. Our discounting practices have long been more flexible than our major competitors and have permitted merchants to discount for cash, checks, debit cards or other payment brands.”

MasterCard is also pleased that seven of the ten State Attorneys General who had requested information or opened investigations of MasterCard’s merchant acceptance business practices have signed onto the DOJ Consent Decree and all ten have closed their investigations of MasterCard.

The Consent Decree is subject to review and approval by the Court.

About MasterCard Incorporated

As a leading global payments company, MasterCard Incorporated prides itself on being at the heart of commerce, helping to make life easier and more efficient for everyone, everywhere. MasterCard serves as a franchisor, processor and advisor to the payments industry, and makes commerce happen by providing a critical economic link among financial institutions, governments, businesses, merchants, and cardholders worldwide. In 2009, $2.5 trillion in gross dollar volume was generated on its products by consumers around the world. Powered by the MasterCard Worldwide Network – the fastest payment processing network in the world – MasterCard processes over 22 billion transactions each year, has the capacity to handle 140 million transactions per hour, with an average network response time of 140 milliseconds and with 99.99 percent reliability. MasterCard advances global commerce through its family of brands, including MasterCard®, Maestro®, and Cirrus®; its suite of core products such as credit, debit, and prepaid; and its innovative platforms and functionalities, such as MasterCard PayPass™ and MasterCard inControl™. MasterCard serves consumers, governments, and businesses in more than 210 countries and territories.

Contacts:

Jim Issokson, MasterCard Worldwide, 914-249-6286, James_issokson@mastercard.com

Greg Boosin, MasterCard Worldwide, 914-249-4565, Investor_Relations@mastercard.com